Exhibit 99.1

DIRTT Announces Expansion of Partnership with Armstrong World Industries

CALGARY, Alberta, May 9, 2023 (GLOBE NEWSWIRE) — DIRTT (or the “Company”) (TSX:DRT, NASDAQ:DRTT), a global leader in industrialized construction, is pleased to announce it has entered into a joint arrangement with Armstrong World Industries, Inc. (“AWI”) for co-ownership of certain intellectual property interest in DIRTT’s ICE® software and enhanced commercial partnership opportunities for consideration of approximately $11 million (USD), subject to certain routine closing conditions.

DIRTT’s ICE software platform has been integral to the Company’s success from inception. The tool supports the construction process through its integration of the design, sale, pricing, and manufacturing process, acting as a key driver behind DIRTT’s unique approach to industrialized construction.

As a leader in the design, innovation and manufacture of ceiling solutions in the Americas, AWI has recognized the transformative value of DIRTT’s ICE software, as a critical enabler for their ProjectWorks® design and pre-construction service, including continuing expansion of AWI’s product portfolio with the software.

Benjamin Urban, DIRTT chief executive officer, said, “We believe AWI’s investment in ICE software is a strong validation of the software’s unique value in digital transformations for organizations creating built environments. DIRTT is excited for this partnership as it will provide additional resources and investment to move ICE software forward, while leveraging the partnership to identify and capitalize on new commercial opportunities and possible revenue growth capabilities.”

Jill Crager, AWI Senior Vice President, Sales Operations, added, “We are delighted to invest in the co-ownership of ICE software as we believe it will accelerate the design capabilities of ProjectWorks and significantly increase the speed with which Armstrong can integrate products from across our portfolio into ProjectWorks. We believe this investment supports our digital strategy to serve customers efficiently and effectively with industry-leading design support and will continue to differentiate AWI in the commercial construction industry.”

The joint arrangement will enable further investment in the ICE software platform for the shared interests of both DIRTT and AWI, as well as the potential for additional collaborative activities. DIRTT will also continue to advance the ICE software platform for use in its own business and corporate objectives.

Under the new arrangement, AWI will receive a 50% interest in certain intellectual property underlying DIRTT’s ICE software related to AWI’s product offering. In addition, AWI has also prepaid for certain development services to be provided by DIRTT.

About DIRTT

DIRTT is a global leader in industrialized construction. Its system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT’s system provides total design freedom, and greater certainty in cost, schedule, and outcomes. DIRTT trades on Nasdaq (DRTT) and on the Toronto Stock Exchange (DRT).

About Armstrong World Industries, Inc.

Armstrong World Industries, Inc. is a leader in the design and manufacture of innovative commercial and residential ceiling and wall solutions in the Americas. With $1.2 billion in revenue in 2022, AWI has approximately 3,000 employees and a manufacturing network of 16 facilities, plus seven facilities dedicated to its WAVE joint venture.

For further information, please contact:

DIRTT Investor Relations at ir@dirtt.com.

DIRTT Reports First Quarter 2023 Financial Results

CALGARY, Alberta, May 9, 2023 (GLOBE NEWSWIRE) – DIRTT Environmental Solutions Ltd. (“DIRTT” or the “Company”) (Nasdaq: DRTT, TSX: DRT), a leader in industrialized construction, today announced its financial results for the three months ended March 31, 2023. All financial information in this news release is presented in U.S. dollars, unless otherwise stated.

First Quarter 2023 Highlights

•	Revenue decreased 4% to $36.7 million for the quarter, compared to the prior year’s first quarter.

•	Gross Profit margin improved by 1,507 bps from the first quarter of 2022 due to previously implemented price increases and reductions made to our fixed cost structure.

•	Net loss improved by $11.6 million to $(11.4) million, or 50%, from the prior year’s first quarter loss of $(23.0) million.

•	Adjusted EBITDA(1) improved $8.4 million, or 70% year over year, despite lower revenue.

•	Unrestricted cash of $8.1 million compared to $10.8 million at December 31, 2022.

•	Liquidity of $13.3 million compared to $16.1 million at December 31, 2022.

•	Twelve-month forward sales pipeline of $252 million as of April 1, 2023, an increase of 2% from January 1, 2023, and a 4% increase from January 1, 2022.(2)

•

On May 9, 2023, DIRTT entered into an agreement with Armstrong World Industries Inc. (AWI) related to the co-ownership of certain intellectual property rights in a portion of the ICE software for cash consideration.

(1)	See “Non-GAAP Financial Measures”
(2)

In the first quarter of 2023, we changed our methodology for calculating our forward twelve-month pipeline. We now report the number of qualified leads separately and no longer include the value of qualified leads, calculated as qualified leads multiplied by average project value, in the calculation of our forward twelve-month pipeline. For additional information, refer to our Quarterly Report on Form 10-Q filed with the SEC on May 9, 2023.

Management Commentary

Benjamin Urban, chief executive officer, remarked “I am proud of the way our team has responded to increased economic uncertainty and volatility within our first quarter pipeline. While our first quarter revenue performance does not meet our expectations, we are already seeing the results from our commercial reorganization undertaken earlier in the year. We have experienced an increase in both our order pace and pipeline beginning in April, being awarded several large projects with Bechtel, Apache and Visa that are expected to deliver $10 to $15 million in aggregated revenue this year. DIRTT is also excited to establish a deeper collaboration with AWI and believes it will provide additional resources and investment to move the ICE software forward, while leveraging the relationship to identify and capitalize on new commercial opportunities and possible revenue growth capabilities”.

Bradley Little, chief financial officer, added “The pricing, cost reduction and cash initiatives implemented over the previous six to nine months have served to mitigate against market uncertainty and delayed project schedules during the first quarter. This resulted in improved margins and improved Adjusted EBITDA year over year on lower volumes. This improved cost structure provides us with a solid platform that we believe will enable us to deliver profitable growth in the future. We are making good progress on our non-dilutive strategic cash initiatives, which are expected to deliver meaningful cash proceeds to the Company in 2023”.

First Quarter 2023 Results

First quarter 2023 revenues were $36.7 million, a decrease of 4% over the first quarter of 2022. The decrease was driven by a reduction in volume, offset by the favorable impact from pricing increases. The volume decrease is primarily the result of delays in certain project completion and lower average order size, believed to be primarily driven by current macroeconomic conditions, including layoffs in the tech sector and rising interest rates.

First quarter 2023 gross profit and gross profit margin was $8.7 million, or 23.7% of revenue, an increase of $5.4 million, or 164%, from $3.3 million, or 8.6% of revenue, for the first quarter of 2022. The increase in gross profit margin was a result of realization of our price increases and improved labor efficiency. Materials, transportation and other variable costs, as a percentage of revenue, improved from prior quarter and prior year as the previously announced price increases contemplated the rising material and other input costs. Gross profit for the first quarter of 2023 benefited from the impact of the weakening Canadian dollar on U.S. dollar reported results, which is included in the above variances.

First quarter 2023 Adjusted Gross Profit and Adjusted Gross Profit Margin (see “Non-GAAP Financial Measures”) were $10.5 million and 28.5%, respectively, or an increase of $3.7 million and 55% compared to the prior year’s first quarter. Adjusted Gross Profit excludes depreciation and amortization costs of $1.8 million, or 4.9% as a percent of revenue in the quarter ended March 31, 2023, and $3.5 million, or 9.1% as a percent of revenue for the first quarter of 2022.

Sales and marketing expenses for the quarter were $5.5 million, a $1.7 million decrease from $7.2 million in the prior year’s first quarter. The decrease was largely related to lower salary and benefit expenses due to planned headcount reductions as part of our cost reduction initiatives, and lower travel, meals and entertainment expenses due to a focus on cost discipline during the quarter.

General and administrative expenses for the quarter were $5.8 million, a decrease of $2.2 million from $8.0 million in the prior year’s first quarter. The change was due to reductions in salaries and benefits from planned headcount reductions as part of cost reduction initiatives as well as reduced professional fees, as the prior year’s first quarter included $1.5 million of costs related to the contested director elections, and lower depreciation expense.

Operations support expenses for the quarter were $2.0 million, a decrease of $0.5 million from $2.5 million in the prior year’s first quarter. The decrease was due to reductions in salaries and benefits from planned headcount reductions as part of cost reduction initiatives.

Technology and development expenses for the quarter were $1.5 million, a decrease of $0.6 million from $2.1 million in the prior year’s first quarter due to reductions in salaries and benefits expenses as part of cost reduction initiatives.

During the quarter, the Company incurred $1.1 million in reorganization costs, which includes termination benefits incurred on headcount reductions and executive changes, costs incurred related to the closure of our Phoenix Facility in the prior year, executive recruitment fees and other costs.

On March 15, 2023, the Company entered into a Debt Settlement Agreement with a related party for the reimbursement of costs incurred during the contested director election in 2022. $2.1 million of costs have been recognized under this arrangement.

Net loss for the quarter was $(11.4) million compared to $(23.0) million for prior year’s first quarter. The lower net loss is primarily the result of the higher gross profit margin and reduced operating expenses explained above.

Adjusted EBITDA (see “Non-GAAP Financial Measures”) for the quarter was a $(3.5) million or (9.6)%, an improvement of $8.4 million from a $(12.0) million or (31.2)% for the prior year’s first quarter. Improvements in Adjusted EBITDA for the quarter were due to the above noted reasons.

On May 9, 2023, we entered into an agreement with AWI for the partial assignment to AWI and co-ownership of a 50% interest in the rights, title and interest in certain intellectual property rights in a portion of the ICE Software that is used by AWI, as well as the knowledge transfer relating to certain source code of the ICE Software, for cash consideration. Further details on this transaction can be found in our Form 8-K filed with the SEC on May 9, 2023, as well as our website.

Outlook

Our 12-month forward sales pipeline at April 1, 2023, excluding leads, was $252 million, an increase of 2% from January 1, 2023 and a 4% increase year over year.(1)

At April 1, 2023, qualified leads being pursued with expected projects in the next twelve months was 969, compared to 721 at January 1, 2023 and 395 as of January 1, 2022.

Like many other companies, we are impacted by uncertain macroeconomic conditions, including layoffs in the technology sector, reduction in short-term needs for office space, and increasing interest rates impacting borrowings. Certain larger projects that were planned for the first two quarters of 2023 have been deferred or canceled, resulting in muted growth in our pipeline as of April 1, 2023.

In response to these factors, we have taken a thoughtful look at our cost structure over the past three months. During the first quarter of 2023, as we discussed in our previous filings, we took actions to reduce annualized operating expenses by approximately $5.0 million. In addition, during the second quarter to date, we have taken additional actions that we expect to generate $4.0 million in annualized savings, including a planned headcount reduction with annualized savings of approximately $3.1 million exclusive of termination benefits of $0.7 million. These reductions are designed to improve efficiencies and streamline our back office and order fulfillment processes in light of the longer range uncertainty. These actions are not expected to have a material impact on product delivery.

Despite the uncertainty and current economic environment, we are seeing the benefits of the reorganization of our commercial organization and experienced an increase in both our order pace and pipeline beginning in April and May 2023.

(1)	In the first quarter of 2023, we changed our methodology for calculating our forward twelve-month pipeline. See prior explanation of such changes.

Conference Call and Webcast Details

A conference call and webcast for the investment community is scheduled for May 10th, 2023 at 08:00 a.m. MDT (10:00 a.m. EDT). The call and webcast will be hosted by Benjamin Urban, chief executive officer, and Bradley Little, chief financial officer.

The call is being webcast live on the Company’s website at dirtt.com. Alternatively, click here to listen to the live webcast. The webcast is listen-only. Those interested in participating in the question-and-answer session should follow the conference call dial-in instructions below.

Participants may register for the call here to receive the dial-in numbers and unique PIN to access the call seamlessly. It is recommended that you join 10 minutes prior to the event start, although you may register and dial in at any time during the call.

Investors are invited to submit questions to ir@dirtt.com before the call. Supplemental information slides will be available within the webcast and at dirtt.com prior to the call start.

A webcast replay of the call will be available on DIRTT’s website.

Statement of Operations

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended March 31,
	2023	2022
Product revenue	35,476	37,451
Service revenue	1,232	835

Total revenue	36,708	38,286

Product cost of sales	27,423	34,607
Service cost of sales	603	392

Total cost of sales	28,026	34,999

Gross profit	8,682	3,287

Expenses
Sales and marketing	5,515	7,228
General and administrative	5,833	7,993
Operations support	1,990	2,498
Technology and development	1,539	2,140
Stock-based compensation	796	1,302
Reorganization	1,071	3,692
Related party expense	2,056	—

Total operating expenses	18,800	24,853

Operating loss	(10,118)	(21,566)

Government subsidies	148	575
Foreign exchange loss	(261)	(732)
Interest income	4	11
Interest expense	(1,207)	(1,330)

	(1,316)	(1,476)

Loss before tax	(11,434)	(23,042)

Income taxes
Current and deferred income tax expense (recovery)	—	—

	—	—

Net loss	(11,434)	(23,042)

	For the Three Months Ended March 31,
	2023	2022
Loss per share
Basic and diluted loss per share	(0.12)	(0.27)

Weighted average number of shares outstanding (in thousands)
Basic and Diluted	98,091	85,451

Non-GAAP Financial Measures

Our condensed consolidated interim financial statements are prepared in accordance with GAAP. These GAAP financial statements include non-cash charges and other charges and benefits that we believe are unusual or infrequent in nature or that we believe may make comparisons to our prior or future performance difficult.

As a result, we also provide financial information in this news release that is not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. Management uses these non-GAAP financial measures in its review and evaluation of the financial performance of the Company. We believe that these non-GAAP financial measures also provide additional insight to investors and securities analysts as supplemental information to our GAAP results and as a basis to compare our financial performance period over period and to compare our financial performance with that of other companies. We believe that these non-GAAP financial measures facilitate comparisons of our core operating results from period to period and to other companies by removing the effects of our capital structure (net interest income on cash deposits, interest expense on outstanding debt and debt facilities, or foreign exchange movements), asset base (depreciation and amortization), the impact of under-utilized capacity on gross profit, tax consequences, reorganization expense, one-time non-recurring charges, and stock-based compensation. We remove the impact of all foreign exchange from Adjusted EBITDA. Foreign exchange gains and losses can vary significantly period-to-period due to the impact of changes in the U.S. and Canadian dollar exchange rates on foreign currency denominated monetary items on the balance sheet and are not reflective of the underlying operations of the Company. We remove the impact of under-utilized capacity from gross profit, and fixed production overheads are allocated to inventory on the basis of normal capacity of the production facilities. In periods where production levels are abnormally low, unallocated overheads are recognized as an expense in the period in which they are incurred. In addition, management bases certain forward-looking estimates and budgets on non-GAAP financial measures, primarily Adjusted EBITDA.

Government subsidies, depreciation and amortization, stock-based compensation expense, reorganization expenses and foreign exchange gains and losses and impairment expenses are excluded from our non-GAAP financial measures because management considers them to be outside of the Company’s core operating results, even though some of those receipts and expenses may recur, and because management believes that each of these items can distort the trends associated with the Company’s ongoing performance. We believe that excluding these receipts and expenses provides investors and management with greater visibility to the underlying performance of the business operations, enhances consistency and comparativeness with results in prior periods that do not, or future periods that may not, include such items, and facilitates comparison with the results of other companies in our industry.

The following non-GAAP financial measures are presented in this news release, and a description of the calculation for each measure is included.

Adjusted Gross Profit	Gross profit before deductions for costs of under-utilized capacity, depreciation, and amortization

Adjusted Gross Profit Margin	Adjusted Gross Profit divided by revenue

EBITDA	Net income before interest, taxes, depreciation, and amortization

Adjusted EBITDA	EBITDA adjusted to remove foreign exchange gains or losses; impairment expenses; reorganization expenses; stock-based compensation expense; government subsidies, one-time non-recurring charges; and any other non-core gains or losses

Adjusted EBITDA Margin	Adjusted EBITDA divided by revenue

You should carefully evaluate these non-GAAP financial measures, the adjustments included in them, and the reasons we consider them appropriate for analysis supplemental to our GAAP information. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider any of these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. You should also be aware that we may recognize income or incur expenses in the future that are the same as, or similar to some of the adjustments in these non-GAAP financial measures. Because these non-GAAP financial measures may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation for the three months ended March 31, 2023 and 2022 of EBITDA and Adjusted EBITDA to our net loss, which is the most directly comparable GAAP measure for the periods presented:

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended March 31,
	2023	2022

	($ in thousands)
Net loss for the period	(11,434)	(23,042)
Add back (deduct):
Interest Expense	1,207	1,330
Interest Income	(4)	(11)
Depreciation and Amortization	2,675	4,622

EBITDA	(7,556)	(17,101)
Foreign Exchange Losses	261	732
Stock-Based Compensation	796	1,302
Government Subsidies	(148)	(575)
Related party expense(2)	2,056	—
Reorganization Expense	1,071	3,692

Adjusted EBITDA	(3,520)	(11,950)

Net Loss Margin(1)	(31.1)%	(60.2)%

Adjusted EBITDA Margin	(9.6)%	(31.2)%

(1)	Net loss divided by revenue.
(2)

The related party transaction is a non-recurring transaction that is not core to our business and is excluded from the Adjusted EBITDA calculation (Refer to Note 15 of the consolidated interim financial statements).

The following table presents a reconciliation for the three months ended March 31, 2023 and 2022 of Adjusted Gross Profit to our gross profit, which is the most directly comparable GAAP measure for the periods presented:

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended March 31,
	2023	2022

	($ in thousands)
Gross profit	8,682	3,287
Gross profit margin	23.7%	8.6%
Add: Depreciation and amortization expense	1,783	3,472

Adjusted Gross Profit	10,465	6,759

Adjusted Gross Profit Margin	28.5%	17.7%

Special Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” within the meaning of “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934 and “forward-looking information” within the meaning of applicable Canadian securities laws. All statements, other than statements of historical fact included in this news release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this news release, the words “anticipate,” “believe,” “expect,” “estimate,” “intend,” “plan,” “project,” “outlook,” “may,” “will,” “should,” “would,” “could,” “can,” the negatives thereof, variations thereon and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. In particular and without limitation, this news release contains forward-looking information pertaining to our expectations regarding revenues; project delivery and the timing thereof; the effects of our improved cost structure; profitable future growth; the effects of our non-dilutive strategic cash initiatives and the timing thereof; rising interest rates; our beliefs about our twelve-month forward sales and qualified leads pipeline; our beliefs about future revenue, Adjusted EBITDA, unrestricted cash, activity levels and the timing thereof; our beliefs about the impact of future revenue on cash flow, and the timing thereof; and our expectations regarding the AWI transaction, including expected benefits, and the timing thereof.

Forward-looking statements are based on certain estimates, beliefs, expectations, and assumptions made in light of management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that may be appropriate.

Forward-looking statements necessarily involve unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed or implied in such statements. Due to the risks, uncertainties, and assumptions inherent in forward-looking information, you should not place undue reliance on forward-looking statements. Factors that could have a material adverse effect on our business, financial condition, results of operations and growth prospects include, but are not limited to, risks described under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission (the “SEC”) and applicable securities commissions or similar regulatory authorities in Canada on February 22, 2023 as supplemented by our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC and applicable securities commissions or similar regulatory authorities in Canada on May 9, 2023.

Our past results of operations are not necessarily indicative of our future results. You should not rely on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. We undertake no obligation to update these forward-looking statements, even though circumstances may change in the future, except as required under applicable securities laws. We qualify all of our forward-looking statements by these cautionary statements.

About DIRTT Environmental Solutions

DIRTT is a leader in industrialized construction. DIRTT’s system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT’s system provides total design freedom, and greater certainty in cost, schedule and outcomes.

Headquartered in Calgary, AB Canada, DIRTT trades on Nasdaq under the symbol “DRTT” and on the Toronto Stock Exchange under the symbol “DRT”.

FOR FURTHER INFORMATION PLEASE CONTACT ir@dirtt.com